Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody	405 552 4735
	Shea Snyder	405 552 4782
Media Contact	Chip Minty	405 228 8647

Thomas Mitchell to Join Devon Energy as CFO

OKLAHOMA CITY – January 16, 2014 – Devon Energy Corporation (NYSE:DVN) today announced that Thomas L. Mitchell will be joining the company as executive vice president and chief financial officer.

Mitchell brings to Devon more than 30 years of experience in the oil and gas industry. Most recently, after playing an instrumental role in taking Midstates Petroleum Company public, Mitchell served as vice president, CFO and as a director of Midstates. From 2006 to 2011, he served as senior vice president and chief financial officer of Noble Corporation. Prior to joining Noble, he was employed by Apache Corporation for 18 years in various financial and commercial roles. Mitchell holds a Bachelor of Science degree in accounting from Bob Jones University and is a certified public accountant (inactive) in the State of Colorado.

“We are excited to have Tom Mitchell join the Devon team,” said John Richels, president and chief executive officer. “His 30-plus years in accounting and finance coupled with his extensive experience in oil and gas provide him with the ideal background to assume the role of CFO at Devon.”

In a related move, Devon’s incumbent CFO, Jeff Agosta, is leaving to pursue other interests. His departure is not related to any issues regarding financial disclosures, accounting matters or other business issues.

“We are appreciative of Jeff’s service to Devon and wish him all the best in his future endeavors,” said Richels.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.